KPMG [Letterhead]
4200 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402



	December 28, 1999


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously independent auditors of MEMBERS Mutual Funds (the Funds) and under the date of December 11, 1998, we reported on the financial statements of the Funds as of October 31, 1998 and for each of the periods indicated in our report. On June 14, 1999, we resigned as independent auditors. We have read the Funds' statements included under Item 77 of Form N-SAR dated December 1999 and we agree with such statements.

	Very truly yours,

						/s/ KPMG LLP

						KPMG LLP

Exhibit 77K:

     Changes in Registrant's Certifying Accountant

On June 14, 1999 KPMG LLP resigned as independent accountants for the MEMBERS Mutual Funds and Ultra Series Fund (the "Funds").
KPMG's reports for the Funds' financial statements for the past two years have not contained any adverse opinion or disclaimer of opinion and have not been qualified as to uncertainty, audit scope or accounting principles. In addition there have not been any disagreements with KPMG during the Funds' two most recent fiscal years on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. The Funds' board of directors, upon the recommendation of the audit committee, appointed PricewaterhouseCoopers LLP as independent accountants for the Funds on June 15, 1999 for the 1999 fiscal year.